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                         MED/WASTE INC. AND SUBSIDIARIES

                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                                   (UNAUDITED)




                                               THREE MONTHS ENDED JUNE 30,
                                              ----------------------------
                                                   1997         1996
                                              ----------------------------

Net income                                       $198,185      $96,617
                                              ============================

Weighted average shares outstanding             2,329,246    1,898,014
                                              ============================

Net income per share                               $.09         $.05
                                              ============================





                                                  SIX MONTHS ENDED JUNE 30,
                                              --------------------------------
                                                     1997            1996
                                              --------------------------------

Net income                                         $348,222        $184,375
                                              ================================

Weighted average shares outstanding               2,317,674       1,895,420
                                              ================================

Net income per share                                 $.15            $.10
                                              ================================